Exhibit 21.1

SUBSIDIARIES OF IONIC DIGITAL INC.

Subsidiary name	Jurisdiction of incorporation
Ionic Digital Holdings Inc.	Delaware, United States
Ionic Digital Treasury Inc.	Delaware, United States
Ionic Digital Mining Leasing LLC	Delaware, United States
Ionic Digital Mining LLC	Delaware, United States
Ionic Digital Services LLC	Delaware, United States
Ionic Digital Garden City LLC	Delaware, United States
Ionic Digital East Stiles LLC	Delaware, United States
Ionic Digital Cedarvale LLC	Delaware, United States
Barber Lake Development LLC	Delaware, United States
Cedarvale Meter Holding Company, LLC	Delaware, United States